     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              BANCWEST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             99-0156159
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                    ORGANIZATION)

                               999 BISHOP STREET
                             HONOLULU, HAWAII 96813
                                 (808) 525-7000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              WALTER A. DODS, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              BANCWEST CORPORATION
                               999 BISHOP STREET
                             HONOLULU, HAWAII 96813
                                 (808) 525-7000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                   HOWARD H. KARR                                      LEE MEYERSON, ESQ.
            EXECUTIVE VICE PRESIDENT AND                           SIMPSON THACHER & BARTLETT
               CHIEF FINANCIAL OFFICER                                425 LEXINGTON AVENUE
                  999 BISHOP STREET                                 NEW YORK, NEW YORK 10017
               HONOLULU, HAWAII 96813                                    (212) 455-2000
                   (808) 525-8800

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered in this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED             REGISTERED            PER UNIT(1)              PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock,
  (par value $1.00 per share........      350,000 shares             $40.19         $     14,066,500               $3,911
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee, based on the average of the high and low price per share of the registrant's common stock on the New York Stock Exchange (consolidated tape) on April 15, 1999.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT REGARDING THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT HAS BECOME EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to completion, dated April 19, 1999.

PROSPECTUS

                              BANCWEST CORPORATION

                                  COMMON STOCK

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

     - We may issue up to 350,000 shares of our common stock from time to time in one or more offerings.

     - We will circulate a prospectus supplement each time we plan to issue our common stock.

     - The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

     - You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is traded on the New York Stock Exchange under the symbol "BWE." On April 16, 1999, the last reported sale price for our common stock on the New York Stock Exchange was $40.50 per share.

     The shares of our common stock offered by this prospectus are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             THE DATE OF THIS PROSPECTUS IS                , 1999.

                               TABLE OF CONTENTS

BancWest Corporation........................................    1
Use of Proceeds.............................................    1
Selected Historical Consolidated Financial Data.............    2
Description of Capital Stock................................    4
Plan of Distribution........................................    7
Legal Matters...............................................    8
Experts.....................................................    8
Where You Can Find More Information.........................    9

                              BANCWEST CORPORATION

     BancWest is a $15 billion regional financial services company with operations in five western states. Our headquarters are in Honolulu, with administrative headquarters in San Francisco. Our major subsidiaries, First Hawaiian Bank and Bank of the West, operate as separate institutions. First Hawaiian has 59 branches in Hawaii, Guam, and Saipan. Bank of the West is California's fifth largest bank with 146 branches serving nearly 400,000 households and businesses in California, Oregon, Washington, and Idaho. At December 31, 1998, we had consolidated total assets of $15.0 billion, total deposits of $11.3 billion, and total stockholders' equity of $1.7 billion. Our principal executive offices are located at 999 Bishop Street Honolulu, Hawaii 96813 and our telephone number is (808) 525-7000. Our home page on the Internet is http://www.bancwestcorp.com.

     On November 1, 1998, the former BancWest Corporation ("Old BancWest"), parent company of Bank of the West, merged with and into First Hawaiian, Inc. Upon completion of the merger, First Hawaiian, Inc., the surviving corporation, changed its name to "BancWest Corporation." Prior to the completion of the merger, Old BancWest was wholly-owned by Banque Nationale de Paris ("BNP"). BNP received approximately 25.8 million shares of BancWest's newly-authorized Class A Common Stock representing approximately 45% of the then outstanding total voting stock of BancWest after the merger (a purchase price of approximately $905.7 million). As a result of the merger, Bank of the West is now our wholly-owned subsidiary.

     On February 25, 1999, we, our wholly-owned subsidiary Bank of the West and SierraWest Bancorp entered into a merger agreement which provides for the merger of SierraWest with and into Bank of the West. Subject to the terms of the merger agreement, each share of SierraWest common stock outstanding immediately prior to the effective time of the merger will be converted into 0.82 of a share of our common stock. We expect to complete the merger in either the second or third quarter of 1999.

                                USE OF PROCEEDS

     Unless we state otherwise in the applicable prospectus supplement, the net proceeds from the sale of shares of our common stock offered by this prospectus and each prospectus supplement will be used for general corporate purposes.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     This financial information for the fiscal years 1994 to 1998 is only a summary. You should read it with our audited consolidated financial statements and the accompanying notes we have filed with the Securities and Exchange Commission. For more information, see "WHERE YOU CAN FIND MORE INFORMATION" on page 9.

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------
                                  1998(1)       1997        1996        1995        1994
                                  --------    --------    --------    --------    --------
                                                       (IN THOUSANDS)
INCOME STATEMENTS:
Total interest income...........  $684,439    $592,483    $574,140    $559,957    $475,760
Total interest expense..........   290,202     258,011     252,795     265,297     179,688
                                  --------    --------    --------    --------    --------
Net interest income.............   394,237     334,472     321,345     294,660     296,072
Provision for credit losses.....    28,555      17,211      23,627      38,107      22,922
Total noninterest income........   119,581      98,513      87,455      82,106      75,512
Total noninterest expense.......   353,807     292,210     269,339     216,521     237,161
                                  --------    --------    --------    --------    --------
Income before income taxes......   131,456     123,564     115,834     122,138     111,501
Provision for income taxes......    54,850      39,303      35,538      45,133      38,990
                                  --------    --------    --------    --------    --------
Net income......................  $ 76,606(2) $ 84,261    $ 80,296    $ 77,005    $ 72,511
                                  ========    ========    ========    ========    ========
COMMON STOCK DATA:
Per share:
  Basic:
     Earnings...................  $   2.16    $   2.66    $   2.56    $   2.43    $   2.25
     Cash earnings(3),(4).......      3.08        2.86        2.74        2.56        2.37
  Diluted:
     Earnings...................      2.15        2.64        2.55        2.43        2.25
     Cash earnings(3),(4).......      3.06        2.83        2.73        2.56        2.37
  Cash dividends................      1.24        1.24        1.20        1.18        1.18
  Book value (at December 31)...     29.07       23.34       22.22       20.86       19.61
  Market price (at December
     31)........................     48.00       39.75       35.00       30.00       23.75
Average shares outstanding (in
  thousands)....................    35,534      31,726      31,399      31,735      32,259
BALANCE SHEETS:                                        (IN MILLIONS)
Average balances:
  Total assets..................  $  9,199    $  7,918    $  7,755    $  7,528    $  7,200
  Total earning assets..........     8,289       7,128       7,071       6,876       6,558
  Loans and leases..............     7,105       5,980       5,510       5,461       5,172
  Deposits......................     6,967       5,903       5,618       5,178       5,082
  Stockholders' equity..........       865         726         676         640         618
At December 31:
  Total assets..................  $ 15,050    $  8,093    $  8,002    $  7,565    $  7,535
  Loans and leases..............    11,340       6,239       5,807       5,260       5,534
  Deposits......................    11,260       6,089       5,937       5,358       5,152
  Long-term debt and capital
     securities.................       730         319         206         239         219
  Stockholders' equity..........     1,668         732         706         650         628

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------
                                  1998(1)       1997        1996        1995        1994
                                  --------    --------    --------    --------    --------
                                                       (IN THOUSANDS)
SELECTED RATIOS:
Return on average:
  Total assets..................      0.83%       1.06%       1.04%       1.02%       1.01%
  Total stockholders' equity....      8.86       11.61       11.88       12.03       11.73
Dividend payout ratio...........     57.41       46.62       46.68       48.56       52.44
Average stockholders' equity to
  average total assets..........      9.40        9.17        8.72        8.50        8.58
Net interest margin.............      4.76        4.70        4.57        4.36        4.63
At December 31:
  Risk-based capital ratios:
     Tier 1.....................      8.17        9.51        8.42        9.03        9.31
     Total......................     10.06       11.81       11.85       11.88       12.06
  Tier 1 leverage ratio.........      9.16        9.14        7.32        7.72        7.51
  Allowance for credit losses to
     total loans and leases.....      1.32        1.32        1.47        1.50        1.11
  Nonperforming assets to total
     loans and leases and other
     real estate owned..........      1.08        1.38        1.68        1.75        1.14
  Allowance for credit losses to
     nonperforming loans and
     leases.....................      1.67x       1.49x       1.18x        .95x       1.04x

-------------------------

(1) On November 1, 1998, the former BancWest Corporation ("Old BancWest") merged with and into First Hawaiian, Inc., which changed its name to "BancWest Corporation." BancWest used the purchase method of accounting for the merger. As a result, the financial information presented in this table at and for the year ended December 31, 1998, includes two months of combined operations of First Hawaiian, Inc. and Old BancWest from November 1, 1998. The increase in substantially all categories of BancWest's consolidated financial data between amounts reported at December 31, 1998 and those reported in previous years resulted from the merger of First Hawaiian, Inc. and Old BancWest. In accordance with purchase accounting, financial information at and for the years ended before 1998 is historical information of First Hawaiian, Inc. and not restated to reflect the merger with Old BancWest.

(2) Net income before restructuring, merger related and other nonrecurring costs of $21.9 million in connection with the merger of the former BancWest Corporation with and into First Hawaiian, Inc. on November 1, 1998 was $98.5 million.

(3) Cash earnings per share (which is unaudited) is defined as earnings per share in accordance with generally accepted accounting principles before the after-tax amortization of goodwill and core deposit intangible.

(4) Excluding after-tax restructuring, merger-related and other nonrecurring costs of $21.9 million in 1998.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue 325,000,000 shares of capital stock. The shares are divided into three classes:

     - 200,000,000 shares of common stock, $1.00 par value per share,

     - 75,000,000 shares of Class A common stock, $1.00 par value per share, and

     - 50,000,000 shares of preferred stock, $1.00 par value per share.

     As of April 9, 1999, there were 31,576,886 shares of our common stock outstanding and 1,655,711 shares were available for issuance upon exercise of outstanding stock options or awards under incentive plans. As of April 9, 1999, 25,814,768 shares of our Class A Common Stock were outstanding (all of which were owned by BNP) and no shares of preferred stock were issued and outstanding.

COMMON STOCK

     DIVIDEND RIGHTS. Holders of our common stock are entitled to receive ratably such dividends as may be legally declared by our board of directors. Holders of our Class A Common Stock are entitled to receive ratably any dividends paid to holders of our common stock. If we pay any dividends on the Class A Common Stock in shares of Class A Common Stock or in options, warrants or other securities exercisable for or convertible into shares of Class A Common Stock, then we must declare and pay an equivalent dividend per share on our common stock. In addition, if we declare a stock-split that results in a greater or lesser number of Class A shares being issued and outstanding, then we will declare an equivalent stock-split on our common stock.

     LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of BancWest, the holders of our common stock will be entitled, together with the holders of the Class A Common Stock, to share ratably all of our remaining assets available for distribution to stockholders.

     VOTING RIGHTS; CLASSIFICATION OF DIRECTORS. Each holder of our common stock is entitled to one vote in respect of each share of our common stock held by such holder on each matter voted upon by the stockholders. Holders of our common stock, however, are not entitled to vote on the election of Class A directors. On all matters other than the election of directors and certain fundamental corporate actions under certain circumstances, holders of our common stock will vote together with the holders of the Class A Common Stock as a single class. Approval of any matter voted upon at any stockholders' meeting requires the affirmative vote of a majority of the shares of our stock which are present in person or by proxy and entitled to vote thereon, except:

     - election of directors, who are elected by plurality vote,

     - amendment or repeal of the provisions of our certificate of incorporation establishing a classified board of directors, which will require the affirmative vote of three-fourths of the shares of our common stock and Class A Common Stock at the time outstanding, voting together as a class, and

     - with respect to any other actions (such as a merger or sale of substantially all of our assets) where a higher percentage is required by applicable law or the rules and regulations of any applicable stock exchange.

     As long as any of the shares of the Class A Common Stock are outstanding, unless the prior approval of two-thirds of our entire board is obtained, we may not take certain fundamental corporate actions without the stockholder votes described in this paragraph (even if such approval is not required by Delaware law), including but not limited to:

     (1) any merger, consolidation or other business combination resulting in a change of control,

     (2) any merger, consolidation or other business combination which would not result in a change of control but in which either:

        - any person, other than a holder of shares of Class A Common Stock, would become the beneficial owner of 25% or more of the total voting power of all our voting securities outstanding after such transaction, or

        - any three persons, other than a holder of shares of Class A Common Stock, would become the beneficial owners of 45% or more of the total voting power of all our voting securities outstanding after such transaction,

     (3) the amendment of our certificate of incorporation or our bylaws which materially and adversely affect the rights of the holders of Class A Common Stock,

     (4) (A) the issuance of any series or class of capital stock having either:

        - more than one vote per share, or

        - a class vote on any matter, except to the extent such class vote is required by Delaware law or to the extent that holders of any series of our preferred stock may have the right, voting separately as a class, to elect a number of our directors upon the occurrence of a default in payment of dividends or redemption price, or

        (B) the adoption of any stockholder rights plan, or

     (5) the issuance of any series of preferred stock which at the time of such issuance would not be "non-voting shares" as defined under federal law.

In the case of the transaction described in clause (1), the holders of a majority of the outstanding shares of Class A Common Stock and our common stock, voting together as a class, must consent to or approve such transaction. In the case of actions described in clauses (2), (3), (4) and (5), the holders of a majority of the outstanding shares of Class A Common Stock and our common stock, voting as separate classes, must approve or consent to such actions.

     Our certificate of incorporation provides that our directors will be divided into three classes, each class to consist as nearly as practicable of one-third of the number of directors then constituting the authorized number of directors, and that each director shall be elected for a term of three years. At each meeting of stockholders held for the purpose of electing directors, the holders of our common stock will have the right to elect that number of directors equal to the excess of:

     (1) the total number of directors then constituting the authorized number of directors over

     (2) the sum of (x) the total number of directors which the holders of the shares of Class A Common Stock are entitled to elect, (y) the number of directors elected by our stockholders, other than the holders of shares of Class A Common Stock or preferred stock, in each of the other two classes and (z) the number of directors, if any, that the holders of our preferred stock, voting separately by class or series, are entitled to elect.

The holders of shares of Class A Common Stock will not be entitled to vote for the directors who are elected by the holders of our common stock as described above.

     The holders of the Class A Common Stock will have the right, voting separately as a class, to elect that number of our directors equal to the product, rounded to the nearest whole number, of:

     (1) the Class A multiplier (as defined below), and

     (2) the total number of directors constituting the authorized number of directors; provided that the number of directors entitled to be elected by holders of Class A Common Stock cannot constitute a majority of the total number of directors constituting the authorized number of directors.

     The Class A multiplier is equal to:

     - .45, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 40% and less than or equal to 45%,

     - .35, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 35% and less than 40%,

     - .30, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 30% and less than 35%,

     - .25, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 25% and less than 30%,

     - .20, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 20% and less than 25%,

     - .15, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 15% and less than 20%, and

     - .10, if the percentage of our outstanding common stock and Class A Common Stock represented by shares of Class A Common Stock, determined in accordance with our certificate of incorporation, is greater than or equal to 10% and less than 15%.

     PREEMPTIVE RIGHTS. No holders of any class of our capital stock or holder of any security or obligation convertible into shares of our capital stock will have any preemptive right to subscribe for, purchase or otherwise acquire additional shares of any class of our capital stock.

     CONVERSION AND REDEMPTION PROVISIONS. Shares of our common stock are not convertible into shares of any other class of capital stock, nor do they have any redemption provisions.

     OTHER. The rights and percentage ownership of the holders of our common stock may be affected by the conversion rights of the holders of Class A Common Stock. Our certificate of incorporation provides that if beneficial ownership of Class A Common Stock is sold, transferred, pledged or otherwise disposed of, to any person other than:

     - an affiliate of the transferring holder, or

     - certain permitted transferees or permitted pledgees,

then each such share of Class A Common Stock will automatically be converted into one share of our common stock.

     In addition, if the number of outstanding shares of Class A Common Stock as a percentage of the sum of the total number of outstanding shares of:

     (1) our common stock,

     (2) Class A Common Stock, and

     (3) our common stock or Class A Common Stock that are issuable upon conversion, exchange or exercise of any shares of the outstanding shares of Class A Common Stock decreases to less than 10%,

then each outstanding share of Class A Common Stock will automatically be converted into one share of our common stock. Shares of Class A Common Stock may also be converted into our common stock at the option of BNP under certain limited circumstances.

     STANDSTILL AGREEMENT WITH BANQUE NATIONALE DE PARIS. The standstill agreement, dated as of November 1, 1998, between us and BNP restricts BNP and its affiliates, during a four year period, from acquiring additional shares of our capital stock, subject to certain exceptions, including the right to increase its ownership level up to the then applicable permitted ownership level (presently 45%) under the standstill agreement if BNP's percentage ownership is diluted by issuances of common stock by us, including the issuance of shares to SierraWest shareholders in the merger. The standstill agreement also restricts BNP's and its affiliates' ability to freely transfer any of our equity securities, including Class A Common Stock and our common stock, owned by BNP or such affiliates and gives us a right of first refusal with respect to certain transfers.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     We may sell shares of our common stock to or through underwriters or dealers, and may sell the shares directly to one or more other purchasers or through agents. The applicable prospectus supplement will set forth the names of any underwriters or agents involved in the sale of shares of our common stock and any applicable commissions or discounts.

     Underwriters, dealers or agents may offer and sell shares of our common stock at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of shares of our common stock, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the shares for whom they may act as agent. Underwriters or agents may sell shares of our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

     Any underwriters, dealers or agents participating in the distribution of shares of our common stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of shares of our common stock may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers or agents may be entitled, under agreements entered into with us, to indemnification against or contribution toward certain liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase shares of our common stock from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the condition that the purchase of shares of our common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of our common stock will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from our annual report on Form 10-K for the year ended December 31,1998, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Old BancWest and its subsidiaries as of December 31, 1997 and 1996 and for the years then ended incorporated by reference from BancWest Corporation's (new BancWest) Form 8-K/A dated November 1, 1998 have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Old BancWest and its subsidiaries for the year ended December 31, 1995 incorporated by reference from BancWest Corporation's (new BancWest) Form 8-K/A dated November 1, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. The Commission also maintains an Internet World Wide Web site at "http://www.sec.gov" at which reports, proxy and information statements and other information regarding BancWest are available.

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial condition.

BANCWEST COMMISSION FILINGS
(FILE NO. 0-7949)                                       PERIOD
---------------------------                             ------
Annual Report on Form 10-K............  Year ended December 31, 1998
Current Reports on Form 8-K...........  Dated November 1, 1998 (filed December
                                          30, 1998) and dated February 25,
                                          1999 (filed February 26, 1999)
Registration Statement on Form 8-A....  Dated October 30, 1998

     We also incorporate by reference any additional documents that we may file with the Commission between the date of this prospectus and the termination of this offering. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     This prospectus incorporates by reference documents which are not presented in this prospectus or delivered herewith. Those documents are available without charge, excluding all exhibits unless specifically incorporated by reference therein, by requesting them in writing or by telephone from BancWest Corporation, Herbert E. Wolff, Secretary, 999 Bishop Street, Honolulu, Hawaii 96813, (808) 525-8144.

     In deciding to invest in our common stock, you should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized any person to provide you with any information that is different from what is contained in this prospectus and the applicable prospectus supplement. This prospectus is dated
             , 1999. You should not assume that the
information contained in this prospectus is accurate as of any date other than such date, and neither the delivery to you of this prospectus nor the issuance to you of shares of our common stock will create any implication to the contrary. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which, or to any person to whom, it is unlawful.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              BANCWEST CORPORATION

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                         DATED                  , 1999
                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Registrant in connection with the offering described in this registration statement are as follows:

Registration Fee............................................  $ 3,911
Legal fees and expenses.....................................   25,000
Printing and duplicating expenses...........................    5,000
Miscellaneous expenses......................................    5,000
                                                              -------
  Total.....................................................  $38,911
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is incorporated under the laws of Delaware. Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgements and the like in connection with an action, suit or proceeding.
Article X of the Registrant's Amended and Restated Bylaws provides for the indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

     Banque Nationale de Paris, the holder of 100% of the Class A Common Stock of the Registrant, has agreed to indemnify the persons who serve as Class A directors of the Registrant (who are elected by the holders of the Class A Common Stock) under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding by reason of the fact that the person is or was a Class A director.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION                           PAGE
-------                           -----------                           ----
  1.1*    Form of Underwriting Agreement
  5.1*    Opinion of Simpson Thacher & Bartlett
 23.1     Consent of Simpson Thacher & Bartlett (included in Exhibit
          5.1)
 23.2     Consent of PricewaterhouseCoopers LLP (BancWest
          Corporation's independent accountants)
 23.3     Consent of PricewaterhouseCoopers LLP (Old BancWest
          Corporation's independent accountants)
 23.4     Consent of Deloitte & Touche LLP (Old BancWest Corporation's
          independent accountants)
 24.1     Powers of Attorney

-------------------------

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
                   Securities Act of 1933;

               (ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material with respect to the plan of
                     distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and county of Honolulu, state of Hawaii, on April 19, 1999.

                                          BANCWEST CORPORATION

                                          By       /s/ HOWARD H. KARR
                                            ------------------------------------
                                             Name: Howard H. Karr
                                             Title: Executive Vice President
                                                   and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on April 19, 1999, by or on the behalf of the following persons in the capacities indicated with the registrant.

                     SIGNATURE                                        TITLE
                     ---------                                        -----

                         *                             Chairman, Chief Executive Officer
---------------------------------------------------      and Director (Principal Executive
                Walter A. Dods, Jr.                      Officer)

                /s/ HOWARD H. KARR                     Executive Vice President and Chief
---------------------------------------------------      Financial Officer (Principal
                  Howard H. Karr                         Financial and Accounting Officer)

                         *                             Director
---------------------------------------------------
                  Jacques Ardant

                         *                             Director
---------------------------------------------------
                 John W. A. Buyers

                         *                             Director
---------------------------------------------------
              Dr. Julia Ann Frohlich

                         *                             Director
---------------------------------------------------
                 Robert A. Fuhrman

                         *                             Director
---------------------------------------------------
                Paul Mullin Ganley

                         *                             Director
---------------------------------------------------
                   David M. Haig

                         *                             Director
---------------------------------------------------
                   John A. Hoag

                         *                             Director
---------------------------------------------------
              Bert T. Kobayashi, Jr.

                     SIGNATURE                                        TITLE
                     ---------                                        -----
                                                       Director
---------------------------------------------------
                 Michel Larrouilh

                         *                             Director
---------------------------------------------------
                Vivien Levy-Garboua

                         *                             Director
---------------------------------------------------
                 Yves Martrenchar

                         *                             Director
---------------------------------------------------
                 Dr. Fujio Matsuda

                         *                             Director
---------------------------------------------------
                  Don J. McGrath

                         *                             Director
---------------------------------------------------
                  Rodney R. Peck

                         *                             Director
---------------------------------------------------
                    Joel Sibrac

                         *                             Director
---------------------------------------------------
                   John K. Tsui

                         *                             Director
---------------------------------------------------
                Jacques Henri Wahl

                         *                             Director
---------------------------------------------------
                  Fred C. Weyand

                         *                             Director
---------------------------------------------------
                   Robert C. Wo

*By Power of Attorney

                /s/ HOWARD H. KARR                     Attorney-in-Fact
---------------------------------------------------
                  Howard H. Karr

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION                           PAGE
-------                           -----------                           ----
 1.1*     Form of Underwriting Agreement..............................
 5.1*     Opinion of Simpson Thacher & Bartlett.......................
23.1      Consent of Simpson Thacher & Bartlett (included in Exhibit
          5.1)........................................................
23.2      Consent of PricewaterhouseCoopers LLP (BancWest
          Corporation's independent accountants)......................
23.3      Consent of PricewaterhouseCoopers LLP (Old BancWest
          Corporation's independent accountants)......................
23.4      Consent of Deloitte & Touche LLP (Old BancWest Corporation's
          independent accountants)....................................
24.1      Powers of Attorney..........................................

-------------------------

* To be filed by amendment.